Exhibit 99.1

Pacific Capital Bancorp Announces Retirement of Frederick Clough

SANTA BARBARA, Calif.--(BUSINESS WIRE)--March 9, 2010--Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company, today announced that Frederick W. Clough, 66, will retire as Executive Vice President and General Counsel of the Company and its wholly-owned subsidiary, Pacific Capital Bank, N.A., effective March 31, 2010. Mr. Clough will continue to serve the Company as a consultant.

“Our Company has been very fortunate to have had Fred as a member of its executive management team,” said George S. Leis, President and CEO. “He is a very skilled attorney who has provided outstanding oversight of our Legal Department, and expert counsel to our Board of Directors and to me. Fred is a highly respected member of our community, and his deep and extensive local roots have been very valuable to our Company these past nine years. Fred is a good friend to us all, and while we will miss him on a day-to-day basis, we are very pleased that he has agreed to continue to work with us as a consultant. On those days when he’s not behind a desk, we wish him nothing but a smooth ride, as he finds more time to pursue his long-time passion for cycling.”

Mr. Clough joined Pacific Capital Bancorp in February 2001 from his position as Managing Partner of the Santa Barbara law firm of Reicker, Clough, Pfau, Pyle, McRoy & Herman, LLP, which he and his partners established in July 1996. Prior to that, he was a partner with the Santa Barbara law firm Schramm & Raddue. Mr. Clough served the City of Santa Barbara as Assistant City Attorney from 1973 to 1977, and as City Attorney from 1977 to 1982. He began his law career in December 1970 as Deputy County Counsel with the County of Los Angeles. He received his Bachelor of Arts degree from Stanford University in 1965 and a JD Degree from UCLA School of Law in 1968. Mr. Clough also served as a first lieutenant and captain in the United States Army from October 1968 to July 1970.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 46 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

CONTACT:
Pacific Capital Bancorp
Debbie Whiteley, Executive Vice President, Investor Relations
805-884-6680
Debbie.Whiteley@pcbancorp.com
or
Financial Profiles
Tony Rossi
310-478-2700 ext. 13
trossi@finprofiles.com